CONTACT: -OR-	INVESTOR RELATIONS FIRM:
Jacuzzi Brands, Inc. Diana Burton, VP – Investor Relations (561) 514-3850	The Equity Group Inc. Devin Sullivan (212) 836-9608

FOR IMMEDIATE RELEASE

JACUZZI BRANDS REPORTS PRELIMINARY RESULTS FOR FISCAL 2004
AND PROVIDES GUIDANCE FOR FISCAL 2005

COMPANY TO PRESENT AT INVESTOR CONFERENCE

WEST PALM BEACH, FL, October 26, 2004 — Jacuzzi Brands, Inc. (NYSE: JJZ) (or “the Company”) today provided the following preliminary results for fiscal 2004 and financial guidance for fiscal 2005:

Fiscal 2004

For its fiscal year ended October 2, 2004, the Company expects to report total net sales of approximately $1.35 billion, an approximate 13.4% increase from total net sales of $1.19 billion in fiscal 2003. Although still subject to the completion of the year-end audit, the Company expects to report full year diluted earnings per share from continuing operations of $0.38, which includes previously announced restructuring charges of $0.18 per share. Excluding those charges, the Company expects to report $0.56 per diluted share in earnings from continuing operations.

Jacuzzi Brands plans to issue financial results for the fourth quarter and fiscal year ended October 2, 2004 on December 9, 2004.

Fiscal 2005

The Company expects to report net earnings for its fiscal year ending September 30, 2005 of between $0.67 per diluted share and $0.71 per diluted share, before restructuring charges of $0.06 per diluted share related to plant closings and other actions initiated during fiscal 2004, or $0.61 to $0.65 per diluted share including these restructuring charges.

David H. Clarke, Chairman and Chief Executive Officer of Jacuzzi Brands, Inc., stated, “We continue to be encouraged by the progress we have been making in all three of our businesses. Commodity price increases have posed many challenges for us as well as for the entire manufacturing sector. We have been taking steps to overcome these challenges by working diligently with our suppliers and customers and adjusting our own cost structure to counteract these destabilizing influences and remain cost competitive.”

Investor Presentation

Management of Jacuzzi Brands is scheduled to present at the CSFB Leveraged Finance Building Products Investor Conference on Wednesday, October 27, 2004 in New York City. Please contact CSFB if you are interested in registering for this event. The presentation discussed at this conference will be available at the Investor Relations section of Jacuzzi Brands’ website, www.jacuzzibrands.com.

ABOUT JACUZZI BRANDS, INC.

Jacuzzi Brands, Inc., through its subsidiaries, is a global manufacturer and distributor of branded bath and plumbing products for the residential, commercial and institutional markets. These include whirlpool baths, spas, showers, sanitary ware and bathtubs, as well as professional grade drainage, water control, commercial faucets and other plumbing products. We also manufacture premium vacuum cleaner systems. Our products are marketed under our portfolio of brand names, including JACUZZI®, SUNDANCE®, ELJER®, ZURN®, ASTRACAST® and RAINBOW®. Learn more at www.jacuzzibrands.com.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including the Company’s current expectations with respect to future market conditions, future operating results and other plans. Words such as “expects,” “intends,” “anticipates,” “plans,” “projects,” “probably,” “believes,” “estimates,” “may,” “will,” “should,” “shall,” and similar expressions typically identify such forward-looking statements. Even though the Company believes the expectations reflected in such forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained. In particular, various economic and competitive factors, including those outside our control, such as interest rates, foreign currency exchange rates, inflation rates, instability in domestic and foreign financial markets, acts of war, terrorist acts, outbreaks of new diseases, consumer spending patterns, energy costs and availability, freight costs, availability of consumer and commercial credit, adverse weather, levels of residential and commercial construction, changes in raw material and component costs, and the credit worthiness of our customers, insurers, and investees, and other factors contained in the Company’s filings with the Securities and Exchange Commission could cause our actual results in fiscal 2004 and in future years to differ materially from those expressed in this press release. The reporting of our preliminary results of operations for the fiscal year ended October 2, 2004 is subject to the completion of our year-end audit and our customary financial closing and review procedures, and final reported results could vary from our preliminary estimate.

Jacuzzi Brands, Inc. prepares its financial statements in accordance with accounting principles generally accepted in the United States (GAAP). Forecasted and expected earnings per share, excluding restructuring charges, are non-GAAP financial measures. Restructuring charges are excluded from earnings per share to arrive at forecasted and expected earnings per share. Forecasted and expected earnings per share are key measures used by management to evaluate its operations. Management does not consider restructuring charges to be normal operating costs and therefore, excludes them from the evaluation of the Company’s performance. The forecasted and expected earnings per share should not be considered measures of financial performance in isolation or as alternatives to earnings per share in accordance with GAAP, and as presented, may not be comparable to similarly titled measures of other companies. Items excluded from the forecasted and expected earnings per share are significant components in understanding and assessing financial performance.